UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	000-26020 (Commission File No.)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On June 28, 2005, Applied Digital Solutions, Inc. (the “Company”) and InfoTech USA, Inc. (“InfoTech”), a majority-owned subsidiary of the Company, entered into a Second Amendment to Loan Documents (the “Second Amendment”) that amended, among other documents, that certain Commercial Loan Agreement (the “CLA”), that Term Note (the “Note”), and that Stock Pledge Agreement (together with the CLA and the Note, the “Loan Documents”) dated June 27, 2003, by and between the Company and InfoTech. Per the terms of the Loan Documents, the Company borrowed an original principal amount of $1,000,000 from InfoTech on June 27, 2003 (the “Loan”). On June 29, 2004, InfoTech and the Company entered into a First Amendment to Loan Documents that extended the original maturity date of the Loan from June 30, 2004 to June 30, 2005. Under the terms of the Second Amendment, InfoTech agreed to further extend the maturity date of the Loan under the Loan Documents from June 30, 2005 to June 30, 2006. All other terms and provisions of the Loan Documents remain unmodified and continue in full force and effect.

Under the terms of the Loan Documents, interest, which accrues at an annual rate of 16%, is due and payable by the Company on a monthly basis. The Loan is secured by 750,000 shares of common stock of Digital Angel Corporation, a majority-owned subsidiary of the Company, that are owned by the Company. InfoTech has assigned its rights under the CLA to Wells Fargo Business Credit, Inc. (“Wells Fargo”) to secure its obligations to Wells Fargo under a separate $4,000,000 credit facility.

The foregoing description of the Second Amendment is only a summary of the terms and conditions of the Second Amendment and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Section 2 - Financial Information

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 of this Current Report, on June 28, 2005, the Company entered into a Second Amendment to Loan Documents.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

(c) Exhibits.

10.1    Second Amendment to Loan Documents dated June 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Digital Solutions, Inc.
(Registrant)

Date: June 29, 2005	By: /s/ Evan C. McKeown
Evan C. McKeown
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Second Amendment to Loan Documents dated June 28, 2005